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                              THE GOLDENBERG GROUP
                        A Real Estate Development Company
                                 March 26, 1996


The Rubin Organization, Inc.
200 South Broad Street
Philadelphia, PA  19102
Attention: Ronald Rubin, CEO ("Rubin")

Gentlemen:
                  This letter, when approved by you, will constitute our new agreement pertaining to the joint development by the Goldenberg Group ("Goldenberg") and The Rubin Organization, Inc. ("TRO") of various Shopping Center projects specified and determined as herein provided (the "Projects"). This letter is intended to and will on its execution supersede, in all respects, the letter agreement dated May 10, 1994 between Goldenberg and Ronald Rubin ("Rubin").
                  1. OWNERSHIP: The aggregate interest of Goldenberg, and its affiliates, and TRO, and its affiliates, in all shopping centers developed in accordance with this letter agreement will be owned by limited partnerships (a "Partnership") which will be owned 50% by Goldenberg or its affiliates, and 50% by TRO or its affiliates. Each of us may, however, allocate a portion of our respective interests in each Partnership to others, as limited partners. At the time of the initial construction loan closing on each Project, the parties will enter into a limited Partnership Agreement in form and substance in all material respects identical to the Amended and Restated Limited Partnership Agreement for Oxford Valley Road Associates (to be



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executed following the execution of this Letter Agreement as provided in
Section 9 hereof) and which will reflect this division of interests and will reflect any other applicable provisions of this Letter Agreement.

                  2. NO PARTNERSHIP NOW: This is not intended to be a partnership agreement and we do not contemplate by this Letter Agreement to share any profits or losses unless and until a formal limited partnership or other agreement is actually executed for a Project and an entity is formed to acquire, own and physically develop such Project.

                  3. PERSONNEL, PROJECTS AND RESPONSIBILITIES:

                           A. Personnel: Goldenberg and TRO will agree on the
assignment of personnel from our respective organizations to each Project. Goldenberg and TRO will each independently absorb the expenses of its own employees unless otherwise agreed to by Goldenberg and TRO.

                           B. Projects: The following "power" shopping center
Projects and no others are subject to this Letter Agreement:

                                    (1) Goldenberg Projects: Oxford Valley (on
which a construction loan closing has been completed and a Limited Partnership Agreement executed), Lancaster (at Route 30 By-Pass and Fruitville Pike) and "Metroplex" (at Chemical Road and Germantown Pike).

                                    (2) TRO Projects: TRO Projects in which
Goldenberg shall have an interest, as herein provided, shall be

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one (1) TRO Project for each Goldenberg Project for which an initial construction loan closing occurs. Cherry Hill, (including any expansion thereof, if any, which could include the site of the current Cherry Hill Inn) is hereby designated as the Project in which Goldenberg shall have an interest in exchange for Oxford Valley, provided a construction loan closing occurs and construction actually commences for such Project. The other TRO Projects shall be determined in the following manner:

                                    (a) TRO shall provide to Goldenberg, within
thirty (30) days after the closing of a construction loan on either Lancaster or Metroplex (or the abandonment of a TRO Project chosen, by Goldenberg, including Cherry Hill, before an initial construction loan closing thereon) and with an update every one hundred (100) days thereafter, until Goldenberg selects and acquires its interest in two (2) additional TRO Projects (or three (3) if no construction loan closing in fact occurs for Cherry Hill) to which Goldenberg may be entitled under the terms of this Letter Agreement (by virtue of the one
(1) to one (1) matching), the following:

                                          (i) A list of all TRO Projects
completed or in progress from and after May 10, 1994 (other than the TRO Sears Project, the TRO Delaware Avenue Project and the TRO Christiana Project) for "power" shopping centers, which are defined, for this purpose, as those shopping centers containing or which are intended to contain over 300,000 square feet including at least two (2) "category killer" tenants (e.g. Toys

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R'Us, Circuit City, Sports Authority, etc.), located as to all TRO Projects in
Pennsylvania, New Jersey, New York, Delaware or Maryland;

                                          (ii) Whatever pro-forma projections,
preliminary plans, schedules, status reports and any other relevant financial and other information on all such TRO Projects which would allow Goldenberg to evaluate its prospective investment are then available;

                                          (iii) The extent to which each such
TRO Project will have ownership vested in other than TRO and his affiliates provided that unless otherwise agreed by Goldenberg no Project of TRO shall qualify as an eligible TRO Project unless TRO and its affiliates own, prior to any interest of Goldenberg, at least ninety (90%) percent of such Project.

                                    (b) Within one hundred and eighty (180) days
after the construction loan closing on each of Lancaster and Metroplex, but not earlier than April 1, 1997, Goldenberg shall select by written notice to TRO the TRO Project in which Goldenberg shall have an interest based on the Goldenberg Project which has closed on a construction loan, provided that Goldenberg had, at the time its selection is required, at least two (2) TRO Projects to choose from. If Goldenberg does not have, at the time when such selection is required, at least two (2) eligible TRO Projects to choose from, Goldenberg may either (1) elect the one (1) eligible TRO Project available, if any, or (2) elect, by notice to TRO, to reduce the aggregate interest of TRO and its

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affiliates in such corresponding Goldenberg Project, i.e. Lancaster or
Metroplex, by fifty (50%) percent. In such notice, Goldenberg shall also elect whether its interest will include a general partner interest similar to that of TRO in Oxford Valley, in which event Kenneth Goldenberg ("Ken") shall match any guaranty of debt service and completion given by Rubin with respect to such TRO Project, or whether the interest of Goldenberg shall be that of a limited partner.

                                    (c) In the event the TRO Project chosen by
Goldenberg under subparagraph (b) above had not at that time proceeded to a successful construction loan closing or thereafter does not, within eighteen
(18) months of such choice, proceed to a successful construction loan closing (or is aborted prior thereto), Goldenberg shall, within ninety (90) days thereafter, be entitled to elect an interest in another TRO Project, as provided in subparagraph (b) above, provided that if Goldenberg does not have, at the time when such selection is required, at least two (2) eligible TRO Projects to choose from, Goldenberg may either (1) elect to choose the one (1) eligible TRO Project available, if any, or (2) elect, by notice to TRO, to reduce the aggregate interest of TRO and its affiliates, in such corresponding Goldenberg Project, i.e. Lancaster or Metroplex, by fifty (50%) percent. In addition, if the TRO Cherry Hill Project does not proceed to successful construction loan closing, by August 31, 1997 (or is aborted prior thereto) Goldenberg shall, within ninety (90) days thereafter, be entitled to elect an

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interest in another TRO Project, as provided in subparagraph (b) above, provided that if Goldenberg does not have, at the time when such election is required, at least two (2) eligible TRO Projects to choose from, Goldenberg may either (1) elect to choose the one (1) eligible TRO Project available, if any, or (2) elect, by notice to TRO, to reduce the aggregate interest of TRO and its affiliates in the corresponding Goldenberg Project, i.e. Oxford Valley, by fifty (50%) percent. TRO's obligation to provide Goldenberg with an interest in a TRO Project for each Goldenberg Project which proceeds to a successful construction loan closing shall only be satisfied if and when Goldenberg receives an interest for each in a TRO Project for which, a successful construction loan closing has occurred or does occur or, if applicable, when TRO's interest in the corresponding Goldenberg Project is reduced.

                           C. Responsibilities: Goldenberg and TRO agree to meet
regularly (at least monthly) and provide to each other status reports and other information relating to all Projects in development which could be subject to this Agreement and, to the extent possible, provide assistance and support to enhance the value of each other's Project.

                  4. EQUITY:

                           A. (1) The term "Pre-Acquisition Expenses" as
used in this Letter Agreement shall include for each Goldenberg Project all third party pre-acquisition expenses and any third party pre-construction expenses that arise after acquisition but

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which may not be drawn from the construction loan for such Project.

                                    (2) The term "Gap Equity" as used in this
Agreement means for each Project the amount by which the actual cost of such Project exceeds the funds available from the construction and initial long term financing of such Project.

                                    (3) For all Goldenberg Projects, TRO will
provide a revolving Equity Fund (the "Equity Fund") pursuant to subparagraph C below against which draws may be made by Goldenberg in accordance with the practice heretofore followed by Goldenberg and TRO with respect to the Oxford Valley Project (but in no event more than fourteen (14) days after requisition) to pay Pre-Acquisition Expenses for each Goldenberg Project (e.g. land deposits, engineering, environmental and architectural services, etc.) and the Gap Equity required for each Goldenberg Project. The Equity Fund will be revolving as contemplated by subparagraph D below.

                           B. For all TRO Projects, TRO shall provide all of the
equity (including Pre-Acquisition Expenses and Gap Equity) independent of the Equity Fund or any other provisions for equity in this Letter Agreement.

                           C. The Equity Fund referred to in subparagraph A (3)
above will be funded by TRO up to, but not more than, Five Million Dollars ($5,000,000), (which Goldenberg acknowledges has been funded and fully advanced for Goldenberg Projects at the date hereof), all of which, together with the amounts repaid from

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time to time to the Equity Fund (exclusive of the "Interest Factor," as hereafter defined) per subparagraph E below, will be available and unless otherwise agreed to by Goldenberg and TRO, used only for the purposes set forth in subparagraph A above as such expenses arise.

                           D. If the Equity Fund is fully expended pursuant to
this Letter Agreement and additional funds are then required beyond the limit specified in subparagraph C above, Ken and Rubin will, on terms acceptable to both parties, procure debt or other financing to satisfy such needs. Whether such additional funds are borrowed by Ken and Rubin and advanced to a Goldenberg Project, or borrowed from a third party by a partnership owning such Goldenberg Project, the repayment thereof to Ken and Rubin, including an Interest Factor as defined in subparagraph F below, or to the third party lender, will be made first from the Equity Fund from repayments made to the Equity Fund to the extent such repayments have occurred from other Goldenberg Projects and second from such Goldenberg Project in the same manner as but prior to repayment of funds advanced to such Goldenberg Project from the Equity Fund. TRO and Goldenberg acknowledge that at the date hereof monies have been advanced by Goldenberg to fund joint obligations of Ken and Rubin to the Lancaster and Metroplex Projects, on which interest has accrued since the Equity Fund had been advanced in full. Upon execution hereof, Oxford Valley shall reimburse Goldenberg for the amount of such advances plus

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interest, from the $3,000,000 borrowing described in Section 10 hereof.

                           E. Since the Equity Fund is to be a revolving fund,
it will be considered to be fully expended only when and if all of TRO's initial Five Million Dollar ($5,000,000) contribution and any amounts returned to the Equity Fund (exclusive of the "Interest Factor," as hereafter defined) from time to time in accordance with this Letter Agreement, have all been expended as herein provided, provided however that to the extent the Equity Fund is reimbursed from funds generated from a TRO Project, the Equity Fund availability shall be reduced dollar for dollar, but not below Two Million Five Hundred Thousand ($2,500,000).

                           F. TRO will be paid an "Interest Factor" equal to an
annual interest rate of 2% over prime on funds disbursed from the Equity Fund to each Goldenberg Project for the period such monies are advanced to such Goldenberg Project. The Interest Factor and repayment of principal advanced to a Goldenberg Project from the Equity Fund will be repaid, whether such advances are structured as preferred equity, as in the Oxford Valley Road Limited Partnership Agreement, or loans, if permitted by construction lenders on the remaining Goldenberg Projects, as and when and in the same manner provided in the Amended and Restated Oxford Valley Road Associates Limited Partnership Agreement with respect to the Preference Amount, as defined therein, which Limited Partnership Agreement shall also

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include provisions to comply with the terms set forth in Exhibit "A" hereto.

                           G. TRO's obligation to provide the Equity Fund will
be terminated when the Equity Fund's obligations to all Goldenberg Projects covered by this Agreement have been fully satisfied.

                           H. If TRO fails to satisfy its equity obligations
under this Paragraph 4, TRO's interest in such Goldenberg Projects for which its equity obligations were not satisfied shall be limited to a return of sums advanced from the Equity Fund to such Goldenberg Project. TRO will, under such circumstances, have no other interest in such Goldenberg Project(s).

                           I. Except for failure to apply such funds to a
Goldenberg Project, neither Goldenberg, Ken nor any affiliate of Goldenberg shall have any personal liability to TRO or Rubin or any of TRO's affiliates for any sums TRO advances pursuant to this Letter Agreement, or for payment of any interest on any such sums.

                  5. DEVELOPMENT AND LEASING FEES:

                           A. Each Goldenberg Project and each TRO Project will
pay a total leasing fee of $2.00 per square foot, exclusive of co-broker's fees, of leased, land leased or sold (collectively "GLA") to the lead developer.

                           B. Each Goldenberg Project and each TRO Project will
pay a total development fee of $1.00 per square foot of GLA.

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The lead development party will receive two-thirds of this fee; the other party will receive one-third of this fee. This fee and the leasing fee will be paid to the extent available out of construction loan financing with the balance, if any, to be paid pari passu with the reimbursement to the Equity Fund and any funds to be repaid under the provisions of subparagraph 4D above.

                  6. MANAGEMENT: An affiliate of the party that develops a Project will become the manager and will earn a 4% management fee for its effort. Should a Project sell units, pads or spaces to its occupants and thus have no rental stream from such occupants, the management fee will be adjusted to reflect an "imputed" rental stream equal to the average per square foot rent paid by tenants in the shopping center times the square footage of the buildings erected on the sold property. If however, for such sale "tenants," the "tenant-buyer" itself assumes all maintenance responsibility, etc. the management fee will only be 2 1/2% times such imputed rent on such space. Such manager will also be entitled to a $2.00 per square foot releasing commissions (exclusive of co-broker commissions) in the event of a successful releasing effort to a new tenant for vacant space.

                  7. DEFAULT:

                           A. In the event TRO fails to provide any advance they
are required to make pursuant to the mechanism established in this Letter Agreement after notice from Goldenberg to make such advance, Goldenberg shall have the option but not the obligation to advance the funds which TRO failed to advance. Any

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sums Goldenberg actually so advanced shall constitute TRO's obligation to
Goldenberg and shall bear interest at a rate equal to two (2) percentage points above the prime rate or its equivalent charged from time to time by CoreStates Bank. (TRO acknowledges that as a result of the foregoing, Goldenberg is owed monies representing interest on advances made by Goldenberg to the Oxford Valley Project pending timely disbursements from the Equity Fund, the principal of such Goldenberg advances having been repaid.) If TRO has not previously repaid the same to Goldenberg, Goldenberg shall have a first claim to such reimbursement and interest out of sums which on any basis would be payable to TRO or its affiliates out of the cash flow, refinancing or sale of any Goldenberg Project.

                  8. NO CONFLICTS: No party may hire or court for hiring the other party's management, leasing or development employees during this relationship or for three years thereafter.

                  9. Termination of April 13, 1995 Agreement. Upon execution hereof, all rights and obligations provided for in the Letter Agreement of April 13, 1995 between Goldenberg and Rubin shall be terminated, except that Ken and Rubin agree to negotiate in good faith and execute an Amendment to the April 13, 1995 Limited Partnership Agreement for Oxford Valley Road Associates to encompass the terms of this Letter Agreement.

                  10. $3,000,000 Loan. Concurrently upon execution hereof, TRO and Rubin shall cause to be executed by Rubin or its affiliates all documents with CoreStates Bank providing for an

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increase of $3,000,000 under its current loan, provided that the proceeds of said loan shall be distributed as set forth in Exhibit "B" hereof.


                                                     Sincerely,

                                                     GOLDENBERG GROUP

                                                     /s/ Kenneth N. Goldenberg
                                                     -------------------------
                                                     Kenneth N. Goldenberg

AGREED AND ACCEPTED:

THE RUBIN ORGANIZATION


By:/s/ Ronald Rubin
----------------------------
       Ronald Rubin, CEO



Agreed insofar as the foregoing contains personal undertakings of the undersigned.



/s/ Ronald Rubin                            /s/ Kenneth N. Goldenberg
----------------                            -------------------------
Ronald Rubin                                    Kenneth N. Goldenberg


March 26, 1996


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